Exhibit 2

JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

The execution and filing of this agreement shall not be construed as an admission that the below-named parties are a group, or have agreed to act as a group.

Dated: February 14, 2011

Bank of America Corporation

By:	/s/ Jeffrey M. Atkins
Name: Jeffrey M. Atkins
Its: Managing Director

Blue Ridge Investments, L.L.C.

By:	/s/ Jeffrey M. Atkins
Name: Jeffrey M. Atkins
Its: Managing Director

CPI Ballpark Investments, Ltd.

By:	/s/ Jeffrey M. Atkins
Name: Jeffrey M. Atkins
Its: Director

Bank of America, N.A.

By:	/s/ Jeffrey M. Atkins
Name: Jeffrey M. Atkins
Its: Managing Director